Exhibit 4.1

SECOND AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN
COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.

EFFECTIVE AS OF MAY 15, 2020
Cole Office & Industrial REIT (CCIT II), Inc., a Maryland corporation (the “Company”), has adopted this Second Amended and Restated Distribution Reinvestment Plan (the “Plan”), to be administered by the Company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.
1.  Election to Participate. Any holder of shares of Class A common stock of the Company, par value $.01 per share (the “Class A Shares”) and Class T common stock of the Company, par value $.01 per share (the “Class T Shares” and collectively with the Class A Shares, the “Shares”), may become a Participant in the Plan by making a written election to participate in the Plan on such purchaser’s subscription agreement at the time of subscription for Shares or by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.
2.  Distribution Reinvestment. The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company with respect to Shares of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payment after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last business day of the period to which such Distribution relates. The election will apply to all Distributions attributable to such period and to all periods thereafter, unless and until termination of participation in the Plan, in accordance with Section 7. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Company’s board of directors (the “Board”). If the period for Distribution payments shall be changed, then this paragraph shall also be changed, without the need for advance notice to Participants.
3. General Terms of Plan Investments.
The Administrator will apply all Distributions subject to this Plan, as follows:
(a) The Administrator will invest Distributions on Class A Shares in Class A Shares and will invest Distributions on Class T Shares in Class T Shares, in each case at a per share price equal to the most recently disclosed per share net asset value as determined by the Board in accordance with the Company’s valuation policy is amended from time to time (the “Valuation Policy”) less the aggregate distributions per Class A Share and Class T Share of any net sale proceeds from the sale of one or more of the Company’s assets, or other special distributions so designated by the Board, distributed to stockholders. No advance notice of pricing pursuant to this Paragraph 3(a) shall be required other than to the extent the issue is a material event requiring the public filing of a Form 8-K.
(b) The Administrator will invest Distributions in Shares that are registered with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Shares for use in the Plan. No advance notice of pricing pursuant to this Paragraph 3(b) shall be required other than to the extent the issue is a material event requiring the public filing of a Form 8-K.
(c) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.
(d) Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.
(e) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.
(f) Distributions on Class A Shares will be reinvested in Class A Shares and Distributions on Class T Shares will be reinvested in Class T Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be returned to the respective Participant.
(g) Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.
(h) A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Board.
4.  Absence of Liability. Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.
5.  Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.
6.  Taxes. Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.
7. Termination.
(a) A Participant may terminate or modify his or her participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.
(b) A Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.
(c) In the event that a Participant requests a redemption of all of the Participant’s Shares, the Participant will be deemed to have given written notice to the Administrator, at the time the redemption request is submitted, that the Participant is terminating his or her participation in the Plan, and is electing to receive all future distributions in cash. This election will continue in effect even if less than all of the Participant’s Shares are redeemed unless the Participant notifies the Administrator that he or she elects to resume participation in the Plan.
8.  State Regulatory Restrictions. The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

9. Amendment, Suspension or Termination by Company.
(a) The terms and conditions of this Plan may be amended, supplemented or terminated by the Company at any time by majority vote of the Board, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants; provided, however, that (i) notice of any material amendment or termination of the Plan must be provided to Participants at least ten (10) days prior to the effective date thereof and (ii) the Company may not amend the Plan to (1) provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to this Plan or (2) revoke a Participant’s right to terminate or modify his participation in the Plan. The Plan may also be suspended by the Company at any time by majority vote of the Board without prior notice to Participants if the Board believes such action is in the best interest of the Company and its stockholders. The Company may provide notice under this Section 9 by including such information (i) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Commission or (ii) in a separate mailing to the Participants.
(b) The Administrator may suspend or terminate a Participant’s individual participation in the Plan at any time by providing ten (10) days’ prior written notice to a Participant.
(c) After suspension or termination of the Plan or suspension or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the suspension or termination of the Participant’s participation will be sent directly to the former Participant.
10.  Participation by Limited Partners of Cole Corporate Income Partnership II, LP. For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Cole Corporate Income Operating Partnership II, LP (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.
11.  Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.
12.  Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Shareholder Relations Department, 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.